Annex B
SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT, dated as of October 12, 2010 (this “Agreement”), is entered into by and among COMVERSE TECHNOLOGY, INC., a New York corporation (“Shareholder”), UTAH INTERMEDIATE HOLDING CORPORATION, a Delaware corporation (“Parent”) and UTAH MERGER CORPORATION, a New Jersey corporation and a wholly owned Subsidiary of Parent (“Merger Sub”).

PRELIMINARY STATEMENT

Certain capitalized terms used herein are defined in Article I of this Agreement.

Shareholder is a shareholder of Ulticom, Inc., a New Jersey corporation (the “Company”).

Parent, Merger Sub and the Company propose to enter into, simultaneously herewith, an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company, and the Company will be the surviving entity in accordance with the NJBCA (the “Merger”).

As of the date hereof, Shareholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) and record owner of 7,386,669 shares of common stock (the “Common Stock”), no par value, of the Company (the “Shares”, and together with any other shares of capital stock of the Company acquired by Shareholder after the date hereof and during the term of this Agreement, including through exercise of any warrants or any other convertible or exchange securities or similar instruments, the “Subject Shares”), which Shares constitute sixty-six percent (66%) of all issued and outstanding capital stock of the Company as of the date hereof.

As a condition of and material inducement to the willingness of Parent and Merger Sub to enter into the Merger Agreement, (a) Parent and Merger Sub have required that Shareholder agree, and Shareholder has agreed, to sell the Subject Shares to Parent for the consideration and pursuant to the terms and conditions set forth in this Agreement and (b) Parent, Merger Sub and Shareholder have entered into a Voting and Support Agreement, dated as of the date hereof (the “Voting Agreement”), pursuant to which, among other things, the Shareholder has agreed to vote the Subject Shares in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement, in each case on the terms set forth in the Voting Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of these premises, the representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Annex B - 1

Article I.
Definitions

For purposes of this Agreement, the following terms and variations thereof shall have the meanings specified or referred to in this Article I:

“24-Month Revenue” has the meaning given such term in Section 2.4(a).

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by Contract or otherwise.

“Aggregate Value Received” means, with respect to an applicable Triggering Transaction:

(a) the aggregate amount of consideration per share of Common Stock directly or indirectly received or to be received by Shareholder in respect of such applicable Triggering Transaction (including the proceeds from any asset sales or other capital transactions that may be distributed to shareholders of the Company via dividend or otherwise in connection with such applicable Triggering Transaction, which shall not be deemed to include any dividends in respect of cash of the Company not derived from the applicable Triggering Transaction), plus

(b) the aggregate amount per share of Common Stock of any and all dividends or distributions declared and paid or payable to shareholders of the Company from and after the date hereof  in excess of $64 million in the aggregate in respect of the Common Stock, not including any dividends or distributions contemplated by clause (a) above;

in each case, (i) determined on an aggregate basis in respect of all Subject Shares existing as of the date of termination of this Agreement and (ii) assuming all Subject Shares existing as of the date of termination of this Agreement are issued and outstanding as of the applicable measurement date (and have not been sold, transferred or otherwise disposed of).  For purposes of this definition and the definition of Shareholder Termination Fee, the term “amount of consideration” means the sum of the amount of cash plus the fair market value of any non-cash, deferred or contingent consideration (with any consideration paid in the form of securities being valued based on the average of the last sales prices for such securities on the five trading days ending one trading day prior to the date of the consummation of the applicable Triggering Transaction or if such consideration includes deferred or contingent consideration or if securities do not have an existing public trading market or non-cash consideration consists of property other than securities, the value of such securities, other property, non-cash, deferred or contingent consideration shall be the fair market value on the day prior to the consummation of the applicable Triggering Transaction as mutually agreed by Parent and Shareholder).

“Agreement” has the meaning given such term in the preamble hereto.

“Bankruptcy and Equity Exception” has the meaning given such term in Section 3.2(a).

Annex B - 2

“Cash Purchase Price” has the meaning given such term in Section 2.2(a).

“Closing” has the meaning given such term in Section 2.3.

“Closing Date” has the meaning given such term in Section 2.3.

“Common Stock” has the meaning given such term in the preliminary statement hereto.

“Company” has the meaning given such term in the preamble hereto.

“Company Termination Fee” has the meaning given such term in the Merger Agreement.

“Conclusive Earn-Out Income Statement” has the meaning given such term in Section 2.4(e).

“Contract” means any written, oral or other agreement, obligation, contract, subcontract, lease, license, permit, franchise, certificate, approval, authorization, understanding, instrument, note, bond, mortgage, indenture, deed of trust, warranty, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.

“Disputed Items” has the meaning given such term in Section 2.4(c).

“Earn-Out Cash Payment” has the meaning given such term in Section 2.2(c).

“Earn-Out Income Statement” has the meaning given such term in Section 2.4(a).

“Enterprise Value” means, with respect to an applicable Triggering Transaction, the amount equal to the quotient of (a) the sum of (i) $12 million and (ii) solely to the extent that the Triggering Transaction is a merger or other sale of shares of capital stock of the Company, the lower of (x) the amount of Net Cash at the time of the execution and delivery of a definitive agreement in respect of such Triggering Transaction and (y) the amount of Net Cash at the time of the consummation of such Triggering Transaction, and (b) the number of shares of Common Stock outstanding on a fully-diluted basis at the time of consummation of such Triggering Transaction (assuming all Subject Shares existing as of the date of termination of this Agreement are issued and outstanding as of the applicable measurement date (and have not been sold, transferred or otherwise disposed of)).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Reimbursement” has the meaning given such term in the Merger Agreement.

“GAAP” means generally accepted accounting practices in the United States.

Annex B - 3

“Governmental Authority” means any government, court, regulatory, tax or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“Liens” means, with respect to any asset, any mortgage, deed of trust, lien, pledge, claim, charge, security interest, title retention device, collateral assignment, adverse claim, restriction or other encumbrance of any kind in respect of such asset (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction or limitation on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Legal Requirement” means any national, federal, state, local, municipal, cantonal, foreign, international, multinational or other administrative order, decree, constitution, law, rule, code, ordinance, principle of common law, regulation, statute or treaty or any rule or policy of any securities exchange or the National Association of Securities Dealers.

“Merger” has the meaning given such term in the preliminary statement hereto.

“Merger Agreement” has the meaning given such term in the preliminary statement hereto.

“Merger Sub” has the meaning given such term in the preliminary statement hereto.

“Net Cash” means, as of any applicable date, the amount, if any, by which the Company’s aggregate cash, cash equivalents, short-term investments and bank deposits exceeds the sum of (a) the amount of the Company’s indebtedness (which shall include, among other things, the aggregate amount of outstanding checks) as of such date, determined in accordance with GAAP, consistently applied, plus (b) the aggregate amount of any income tax receivables of the Company as of such date.

“Neutral Arbitrator” has the meaning given such term in Section 2.4(d).

“NJBCA” means the New Jersey Business Corporation Act, as amended.

“Notes” has the meaning given such term in Section 2.2(c).

“Order” means any award, decision, injunction (preliminary or permanent), temporary restraining order, judgment, order, ruling, decree, subpoena or verdict entered, issued, made or rendered by any domestic or foreign court, administrative agency or other Governmental Authority or by any arbitrator.

“Parent” has the meaning given such term in the preamble hereto.

“Parent Material Adverse Effect” has the meaning given such term in Section 4.2(b).

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

Annex B - 4

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” has the meaning given such term in Section 2.2.

“Resolution Period” has the meaning given such term in Section 2.4(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder

“Shares” has the meaning given such term in the preliminary statement hereto.

“Shareholder” has the meaning given such term in the preamble hereto.

“Shareholder Material Adverse Effect” has the meaning given such term in Section 3.2(b).

“Shareholder Termination Fee” means, in respect of a Triggering Transaction, the greater of:

(a) thirty percent (30%) of the difference between (i) the Aggregate Value Received, less (ii) the Enterprise Value attributable, or directly or indirectly relating, to the Subject Shares (assuming all Subject Shares existing as of the date of termination of this Agreement are issued and outstanding as of the applicable measurement date (and have not been sold, transferred or otherwise disposed of)), determined and paid on an aggregate basis in respect of all such Subject Shares; and

(b) thirty percent (30%) of any and all amounts that Shareholder receives or is to receive (assuming all Subject Shares existing as of the date of termination of this Agreement are issued and outstanding as of the applicable measurement date (and have not been sold, transferred or otherwise disposed of)), directly or indirectly, in the form of consideration of any kind, dividends, distributions or other payments in excess of $55,610,419 in the aggregate;

provided, however, that the aggregate Shareholder Termination Fee shall in no event exceed $1.2 million.

“Subject Shares” has the meaning given such term in the preliminary statement hereto.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” has the meaning given such term in the Merger Agreement.

Annex B - 5

“Surviving Corporation” has the meaning given such term in the Merger Agreement.

“Takeover Proposal” has the meaning given such term in the Merger Agreement, except that all references therein to 20% shall be deemed to be references to 50%.

“Transfer” has the meaning given such term in Section 5.2.

“Triggering Transaction” means any applicable Takeover Proposal, or series of related transactions that together constitute a Takeover Proposal.

“Voting Agreement” has the meaning given such term in the preliminary statement hereto.

Article II.
Purchase and Sale of Subject Shares; Purchase Price; Closing

2.1 Purchase and Sale of Subject Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Shareholder will sell, assign, transfer and deliver to Parent, and Parent will purchase and accept from Shareholder, all of Shareholder’s rights, title and interest in and to the Subject Shares.

2.2 Purchase Price.  The total consideration to be paid or issued by Parent to Shareholder for the Subject Shares (collectively, the “Purchase Price”) shall consist of:

(a) an amount in cash equal to $13,210,939 (the “Cash Purchase Price”), payable by Parent to Shareholder as contemplated by Section 2.3(a);

(b) the issuance by Merger Sub of a promissory note to Shareholder in substantially the form attached hereto as Exhibit A in a principal amount equal to $1,400,000, payable by Merger Sub or the Surviving Corporation to Shareholder on the date that is the fourteen (14) month anniversary date of the Closing Date; and

(c) the issuance by Merger Sub of a promissory note to Shareholder in substantially the form attached hereto as Exhibit B in a principal amount equal to $2,600,000, which amount shall be adjusted to the extent required by Section 2.4 (as so adjusted, the “Earn-Out Cash Payment”), payable by Merger Sub or the Surviving Corporation to Shareholder as contemplated by Section 2.4 (together with the promissory note referenced in Section 2.2(b), the “Notes”).

2.3 Closing.  The closing of the purchase and sale of the Subject Shares (the “Closing”) shall take place (i) at 10:00 a.m. (New York City time) on a date to be specified by the parties hereto, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), and (ii) immediately prior to the closing of the Merger, at the offices of Paul, Hastings, Janofsky & Walker LLP, 75 East 55th Street, New York, New York 10022, unless another time, date or place is agreed to in writing by the parties hereto (such date upon which the Closing occurs, the “Closing Date”).  At the Closing:

Annex B - 6

(a) Parent shall pay the Cash Purchase Price by wire transfer in immediately available funds to an account designated by Shareholder in writing no less than two business days prior to the Closing;

(b) Shareholder shall deliver to Parent one or more certificates representing the Subject Shares, with all necessary stock transfer stamps (to the extend they are required) affixed thereto, duly endorsed in blank or accompanied by stock transfer power duly endorsed in blank and such other documents as may be necessary to effect the transfer of the Subject Shares to Parent free and clear of all Liens;

(c) Merger Sub shall deliver to Shareholder each of the Notes, duly executed by Merger Sub;

(d) Shareholder shall deliver to Parent the certificate contemplated by Section 6.2;

(e) Parent shall deliver to Shareholder the certificate contemplated by Section 6.3;

(f) Parent shall deliver to Shareholder evidence of the wire transfer referenced in Section 2.3(a); and

(g) Parent shall deliver to Shareholder a receipt for the Subject Shares.

2.4 Post-Closing Adjustment to Earn-Out Cash Payment.

(a) Within thirty (30) business days following the date that is the twenty-four (24) month anniversary date of the Closing Date, Parent shall (or shall cause the Surviving Corporation to) prepare and deliver to Shareholder an unaudited, consolidated income statement with respect to the twenty-four (24) month period beginning on the first day of the first month following the Closing Date and ending on the last day of the twenty-fourth (24th) month following the Closing Date (the “Earn-Out Income Statement”) setting forth in reasonable detail the consolidated revenue (excluding the impact from vendor-specific objective evidence accounting adjustments required by accounting rule SOP 97-2) of the business of the Company that is conducted by the Surviving Corporation for such period (the “24-Month Revenue”), determined in accordance with GAAP, consistently applied, utilizing the same accounting methods, policies, principles, practices and procedures as utilized as immediately prior to the Closing (and not taking into account any changes thereto required or permitted as a result of the transactions contemplated by this Agreement).

(b) If the 24-Month Revenue is:

(i) seventy-five million dollars ($75,000,000) or more, then there shall be no adjustment to the Earn-Out Cash Payment and the Earn-Out Cash Payment shall be paid in cash to Shareholder concurrent with the delivery of the Earn-Out Income Statement; or

Annex B - 7

(ii) less than seventy-five million dollars ($75,000,000), then the Earn-Out Cash Payment shall be decreased by an amount equal to forty percent (40%) of the amount of the difference between (x) seventy-five million dollars ($75,000,000) and (y) the 24-Month Revenue, and such decreased Earn-Out Cash Payment shall be paid in cash to Shareholder concurrent with the delivery of the Earn-Out Income Statement.

(c) During the thirty (30) days following Shareholder’s receipt of the Earn-Out Income Statement, Shareholder and its representatives shall be permitted to review the Surviving Corporation’s working papers (together with a reconciliation to any related audit periods) and a copy of any audit of the Surviving Corporation received for the periods set forth in the Earn-Out Income Statement, and make written inquiries directly relating to the preparation of the Earn-Out Income Statement and the calculation of the 24-Month Revenue.  Shareholder shall have thirty (30) days following receipt of the Earn-Out Income Statement delivered pursuant to Section 2.4(a) during which to notify Parent of any dispute of any item contained therein, which notice shall set forth in detail the basis for such dispute.  Unless Shareholder delivers such written notice to Parent of dispute thereof on or prior to the thirtieth (30th) day after Shareholder’s receipt of the Earn-Out Income Statement, Shareholder will be deemed to have accepted and agreed to the Earn-Out Income Statement and such statement (and the specific calculations and methods used therein) will be final, conclusive and binding on the parties hereto.  If Shareholder notifies Parent in writing of disputed items contained in the Earn-Out Income Statement (or specific calculations or methods used therein) within such thirty (30)-day period, then for fifteen (15) days following delivery of such notice by Shareholder to Parent (the “Resolution Period”), Parent and Shareholder shall attempt in good faith to resolve their differences with respect to the disputed items (the “Disputed Items”).  Any resolution by Parent and Shareholder during the Resolution Period as to any Disputed Item shall be set forth in a writing executed by Parent and Shareholder and will be final, conclusive and binding on all of the parties hereto.

(d) If Parent and Shareholder do not resolve all Disputed Items by the end of the Resolution Period, then all Disputed Items remaining in dispute will be submitted within five (5) days after the expiration of the Resolution Period to a national independent accounting firm (other than a “big four” accounting firm) or professional services firm mutually acceptable to Parent and Shareholder (the “Neutral Arbitrator”).  The Neutral Arbitrator shall act as an arbitrator to determine only those Disputed Items remaining in dispute as of the end of the Resolution Period.  In resolving such Disputed Items, the Neutral Arbitrator may not assign a value to any Disputed Item greater than the greatest value for such Disputed Item claimed by any party or less than the lowest value for such Disputed Item claimed by any party upon presentment to the Neutral Arbitrator.  Parent and Shareholder shall give, or cause to be given to, the Neutral Arbitrator reasonable access to all records, facilities, representatives of the parties hereto, and personnel of such party and the Company as reasonably necessary to perform its function as arbitrator of the Disputed Items.  In the event Parent or the Surviving Corporation, on the one hand, or Shareholder, on the other hand, shall participate in teleconferences or meetings with, or make presentations to, the Neutral Arbitrator, the other party shall be entitled to participate in such teleconferences, meetings or presentations.  Parent and Shareholder shall use their commercially reasonable efforts to cause the Neutral Arbitrator to deliver to Parent and Shareholder a written determination (such determination to include a work sheet setting forth all material calculations and methods used in arriving at such determination) of the Disputed Items

Annex B - 8

submitted to the Neutral Arbitrator within thirty (30) days of its engagement to review such Disputed Items, which determination will be final, conclusive and binding on the parties hereto and upon which judgment may be entered.  All fees and expenses of the Neutral Arbitrator shall be borne by Parent or the Surviving Corporation, on the one hand, and Shareholder, on the other hand, based on the relative success of the parties prevailing on their respective positions in respect of the amount of the Earn-Out Cash Payment.

(e) The final, conclusive and binding Earn-Out Income Statement based either upon agreement or deemed agreement by Parent and Shareholder or the written determination delivered by the Neutral Arbitrator in accordance with this Section 2.4, will be the “Conclusive Earn-Out Income Statement.”  Upon a determination, if any, of any adjustment amount to be paid in respect of the Earn-Out Cash Payment adjustment pursuant to the Conclusive Earn-Out Income Statement in accordance with the foregoing, the Earn-Out Cash Payment as previously paid pursuant to this Section 2.4 shall be increased (but in no event may the Earn-Out Cash Payment exceed $2,600,000) by the amount of such adjustment, if applicable, and Parent shall, within three (3) business days of such determination, pay to Shareholder by wire transfer of immediately available funds to an account designated by Shareholder in writing, an amount in cash equal to such net adjustment amount.

(f) If Parent fails to promptly pay any amounts due and payable pursuant to Section 2.2(b) or (c) and Shareholder commences legal proceedings to obtain payment, Parent shall indemnify Shareholder for its fees and expenses (including attorneys fees and expenses) incurred in connection with such legal proceedings and shall pay interest on the amount of the payment at a rate equal to 300 basis points above the prime rate of Citibank N.A. (or its successors or assigns) in effect on the date such amounts were payable hereunder.

Article III.
Representations and Warranties of Shareholder

Shareholder represents and warrants to Parent and Merger Sub as follows:

3.1 Good Standing and Corporate Power.  Shareholder is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all requisite corporate power and authority and full legal capacity to enter into, execute and deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

3.2 Authority; Non-Contravention.

(a) The execution, delivery and performance by Shareholder of this Agreement, and the consummation by Shareholder of the transactions contemplated hereby, have been duly and validly authorized and approved by its boards of directors and no other action on the part of Shareholder or its shareholders is necessary to authorize the execution, delivery and performance by Shareholder of this Agreement and the consummation by Shareholder of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Shareholder and, assuming due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of Shareholder,

Annex B - 9

enforceable against Shareholder in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”).

(b) Neither the execution and delivery of this Agreement and each other agreement contemplated to be executed and delivered herein by Shareholder in connection herewith, nor the consummation by Shareholder of the transactions contemplated hereby or thereby, nor compliance by Shareholder with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Shareholder, or (ii) assuming that the authorizations, consents and approvals of Governmental Authorities referred to in Section 3.3 are obtained and the filings referred to in Section 3.3 are made, (x) violate, conflict with or contravene in any material respect any Legal Requirement, judgment, writ or injunction of any Governmental Authority applicable to Shareholder, (y) violate, conflict with, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), or give rise to a right of termination, cancellation or redemption, an acceleration of performance required, a loss of benefits, or the creation of any Lien upon the Subject Shares, under, any of the terms, conditions or provisions of any Contract to which Shareholder is a party or by which Shareholder or any of its properties or assets may be bound, or (z) require Shareholder to make any filing with or give any notice to, or obtain any approval, consent, ratification, waiver or other authorization from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of the transactions contemplated hereby; except, in the case of clauses (x) and (y) above, for such violations, contraventions, conflicts, defaults, terminations, cancellations, redemptions, accelerations, losses and Liens as, individually and in the aggregate, would not reasonably be expected to materially delay or impair Shareholder’s ability to perform its obligations hereunder or thereunder or prevent or materially delay consummation of the transactions contemplated hereby and thereby (a “Shareholder Material Adverse Effect”).

3.3 Governmental Approvals.  Except for any filings or compliance actions set forth on Exhibit 3.3 attached hereto, no action by or in respect of, and no consents or approvals of, or filings, permits, authorizations, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Shareholder and the consummation by Shareholder of the transactions contemplated hereby.

3.4 Title to Shares.  Shareholder is the record and beneficial owner of the Subject Shares, free and clear of any Liens, the Subject Shares represent all of the shares of capital stock of the Company beneficially owned by Shareholder.  There are no outstanding agreements, options, shares of capital stock of the Company subject to vesting or other rights to acquire from Shareholder, or obligations of Shareholder to sell or to dispose of, any shares of capital stock or other equity securities of the Company.  At the Closing, Shareholder will transfer good and valid title to the Subject Shares free and clear of any Liens.

3.5 Proceedings; Orders.

Annex B - 10

(a) On the date hereof, there is no pending Proceeding that has been commenced by or against Shareholder that challenges, or that could have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

(b) On the date hereof, there is no Order to which Shareholder, or any of the assets owned by Shareholder, is subject that has the effect or reasonably would be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

3.6 Brokers.  Except for Duff & Phelps, LLC and Revolution Partners, a division of Morgan Keegan & Company, Inc., the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Shareholder.

3.7 No Other Parent or Merger Sub Representations or Warranties.  Shareholder acknowledges and agrees that, except for the representations and warranties made by Parent and Merger Sub in Article IV, none of Parent, Merger Sub or any of their Subsidiaries, or any of their respective shareholders, directors, officers, members, managers, employees, Affiliates, advisors, agents or representatives or any other Person has made or is making any express or implied representation or warranty with respect to Parent, Merger Sub or any of their Subsidiaries or their respective businesses, operations, assets, liabilities or condition (financial or otherwise) and any such other representations or warranties are hereby disclaimed.

Article IV.
Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to Shareholder as follows:

4.1 Good Standing and Corporate Power.  Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware  and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey.  Each of Parent and Merger Sub has all requisite corporate power and authority and full legal capacity to enter into, execute and deliver, and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and Merger Sub has all requisite corporate power and authority and full legal capacity to enter into, execute and deliver, and perform its obligations under the Notes and to consummate the transactions contemplated thereby.

4.2 Authority; Non-Contravention.

(a) The execution, delivery and performance by Parent of this Agreement, and the consummation by Parent of the transactions contemplated hereby, have been duly and validly authorized and approved by its boards of directors, and no other action on the part of Parent is necessary to authorize the execution, delivery and performance by Parent of this

Annex B - 11

Agreement and the consummation by Parent of the transactions contemplated hereby.  The execution, delivery and performance by Merger Sub of this Agreement, the Notes, and the consummation by Merger Sub of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by its boards of directors, and no other action on the part of Merger Sub is necessary to authorize the execution, delivery and performance by Merger Sub of this Agreement, the Notes and the consummation by Merger Sub of the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by Shareholder, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Each of the Notes upon execution and delivery thereof will be, duly executed and delivered by Merger Sub and will constitute a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with their terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement and each other agreement contemplated to be executed and delivered herein by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby or thereby, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other organizational documents of Parent or Merger Sub, or (ii) assuming that the authorizations, consents and approvals of Governmental Authorities referred to in Section 3.3 and Section 4.3 are obtained and the filings referred to in Section 3.3 and Section 4.3 are made, (x) violate, conflict with or contravene in any material respect any Legal Requirement, judgment, writ or injunction of any Governmental Authority applicable to Parent or Merger Sub, or (y) violate, conflict with or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party, except, in the case of clause (y) above, for such violations or defaults as would not reasonably be expected to materially delay or impair Parent’s or Merger Sub’s ability to perform its obligations hereunder or thereunder or prevent or materially delay consummation of the transactions contemplated hereby and thereby (a “Parent Material Adverse Effect”).

4.3 Governmental Approvals.  Assuming the accuracy of the representations and warranties set forth in Section 3.3, except for any filings or compliance actions set forth on Exhibit 4.3 attached hereto, no action by or in respect of, and no consents or approvals of, or filings, permits, authorizations, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the transactions contemplated hereby.

4.4 Legal Proceedings; Orders.

(a) There is no pending Proceeding that has been commenced by or against Parent or Merger Sub that challenges, or that is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated hereby.

Annex B - 12

(b) There is no Order to which Parent or Merger Sub, or any of the assets owned by Parent or Merger Sub, is subject that has the effect or reasonably would be expected to have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the transactions contemplated pursuant to this Agreement.

4.5 Brokers and Other Advisors.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or Merger Sub in connection with Parent and Merger Sub entering into this Agreement.

4.6 Exclusivity of Representations and Warranties.  Each of Parent and Merger Sub acknowledges and agrees that, except for the representations and warranties made by Shareholder in Article III and in the Voting Agreement and the representations and warranties made by the Company in the Merger Agreement and any document or certificate delivered by the Company in connection with the Merger Agreement and the closing of the transactions contemplated thereby, neither Shareholder nor any of its Subsidiaries, or any of their respective shareholders, directors, officers, members, managers, employees, Affiliates, advisors, agents or representatives or any other Person has made or is making any express or implied representation or warranty with respect to Shareholder or any of its Subsidiaries or their respective businesses, operations, assets, liabilities or condition (financial or otherwise) and any such other representations or warranties are hereby disclaimed.

Article V.
Additional Agreements

5.1 Further Assurances.  The parties hereto shall use reasonable best efforts (a) to cause the conditions set forth in Article VI to be satisfied as soon as practicable, and (b) to take, or cause to be taken, all actions, and to assist and cooperate with each other in doing all things, necessary, proper or advisable to consummate and make effective in the most expeditious manner practicable, the transactions contemplated hereby, including (i) obtaining all permits, consents, approvals, authorizations and actions or nonactions required for or in connection with the consummation by the parties hereto of the transactions contemplated hereby, (ii) taking all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, a Governmental Authority, (iii) obtaining all necessary consents from third parties, (iv) subject to applicable Legal Requirements relating to the exchange of information, promptly furnishing to Parent, Merger Sub, their counsel, financial advisors, auditors and other representatives (including Persons providing financing to Parent and Merger Sub in connection with the transactions contemplated hereby and their representatives) such information concerning the Subject Shares as they may reasonably request, and (v) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby to fully carry out the purposes of this Agreement.

5.2 Transfer Restrictions; No Acquisition of Company Capital Stock.  Unless and until this Agreement is terminated in accordance with its terms, except pursuant to the transactions contemplated hereby, Shareholder agrees not to, directly or indirectly, (i) sell, transfer, pledge, encumber, hypothecate, assign or otherwise dispose of (collectively,

Annex B - 13

“Transfer”), (ii) enter into any Contract with respect to the Transfer of, the Subject Shares, any interest contained therein or rights related thereto or (iii) cause or permit any Lien to attach to or otherwise affect the Subject Shares.  Shareholder agrees not to acquire any shares of capital stock of the Company or any capital stock or other securities exchangeable or convertible into shares of capital stock of the Company, including through the exercise of any warrants or other convertible or exchangeable securities or similar instruments, except for dividends or other distributions made in respect of the capital stock of the Company.

5.3 Public Announcements.  The initial press, if any, release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent, Merger Sub and Shareholder.  Thereafter, each of Shareholder, on the one hand, and Merger Sub and Parent, on the other hand, shall consult with the other Person(s) prior to the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement and the transactions contemplated hereby (which shall not be deemed to include the Merger), except any public statement or press release as may be required by Legal Requirement (including the filing by Shareholder of current reports on form 8-K or other reports required by the federal securities laws) or by any applicable listing agreement with a national securities exchange as determined in the good faith judgment of the party hereto proposing to make such public statement or release.

5.4 Release.  In consideration for the Purchase Price and the Subject Shares, as applicable, as of and following the Closing Date, (a) Shareholder knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to sue Parent, Merger Sub and the Surviving Corporation from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that such Shareholder has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date and (b) each of Parent and Merger Sub knowingly, voluntarily and unconditionally releases, forever discharges, and covenants not to, and shall cause the Surviving Corporation not to, sue Shareholder from or for any and all claims, causes of action, demands, suits, debts, obligations, liabilities, damages, losses, costs and expenses (including attorneys’ fees) of every kind or nature whatsoever, known or unknown, actual or potential, suspected or unsuspected, fixed or contingent, that Parent, Merger Sub or the Surviving Corporation  has or may have, now or in the future, arising out of, relating to, or resulting from any act or omission, error, negligence, breach of contract, tort, violation of law, matter or cause whatsoever from the beginning of time to the Closing Date; provided, however, that the foregoing release shall not apply to any claims arising out of this Agreement.  The Surviving Corporation shall be an express third-party beneficiary of this Section 5.4, entitled to enforce the provisions hereof as if a party hereto.

5.5 Control Prior to Merger.  Prior to the Effective Time (as defined in the Merger Agreement) of the Merger, Parent shall not, and shall cause Merger Sub not to, change the management or board of directors of the Company or otherwise exercise control over the Company.

Annex B - 14

5.6 Distributions.  Until all amounts outstanding under each of the Notes have been paid in full, Parent shall not, and shall cause the Surviving Corporation not to, make (i) any payment of a dividend or other distribution on account of any shares of any class of equity interest of the Surviving Corporation now or hereafter outstanding, except to the extent payable solely in additional equity interests of Surviving Corporation, or (ii) any redemption, retirement, purchase or acquisition for value of any class of equity interests of the Surviving Corporation now or hereafter outstanding; provided, however, that notwithstanding the foregoing, Parent and the Surviving Corporation shall be entitled to make and effect the dividend, distribution and any and all other equity-related payments described in clauses (i) and (ii) above prior to the payment in full of all amounts outstanding under each of the Notes if, immediately following the payment of any such dividend, distribution or other equity-related payment the Surviving Corporation shall have working capital in an amount not less than the sum of (a) $2,000,000 and (b) all principal amounts then outstanding under the Notes.

Article VI.
Conditions

6.1 Conditions Precedent to Each Party’s Obligation to Close.  The respective obligations of each party hereto to effect the transactions contemplated hereby and to take the actions required to be taken by such parties hereto at the Closing is subject to the satisfaction (or waiver, if permissible under applicable Legal Requirements), at or prior to the Closing, of the following conditions:

(a) Satisfaction of Merger Conditions.  Each of the conditions set forth in Sections 6.1 (excluding Section 6.1(d)), 6.2 and 6.3 of the Merger Agreement shall have been satisfied or, to the extent permitted under applicable Legal Requirements, waived by the party entitled to the benefit thereof, on or prior to the Closing Date (except for an such conditions that, pursuant to the terms of the Merger Agreement, are to be satisfied by virtue of the consummation of the Merger); provided, however, for purposes of this Section 6.1(a) that no waiver shall be given effect hereunder unless a corresponding waiver shall have been given under the Merger Agreement.

(b) No Restraints.  No Legal Requirement or Order enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction located in the United States, or in a jurisdiction outside of the United States in which the Company, Parent or any of their respective Subsidiaries or Shareholder engages in material business activities, shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal.

6.2 Conditions Precedent to Parent’s Obligation to Close.  Parent’s obligation to purchase the Subject Shares and to take the other actions required to be taken by Parent at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Parent, in whole or in part):

(a) Accuracy of Representations.  (i) The representations and warranties of Shareholder contained in Section 3.4 shall have been true and correct in all respects

Annex B - 15

as of the date hereof and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (or, to the extent given as of a specific date, as of such date) and (ii) all other representations and warranties of Shareholder contained in Article 3 shall have been true and correct as of the date hereof and shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (or, to the extent given as of a specific date, as of such date), except for de minimis inaccuracies that, individually and in the aggregate, would not have or reasonably be expected to have a Shareholder Material Adverse Effect.

(b) Shareholder’s Performance.  All of the covenants and obligations that Shareholder is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered individually and in the aggregate), shall have been duly performed and complied with in all material respects.

(c) Certificate.  Parent shall have received a certificate from an authorized officer of Shareholder certifying that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

(d) Governmental Approvals. Shareholder shall have obtained the consents set forth on Exhibit 3.3.

6.3 Conditions Precedent to Shareholder’s Obligation to Close.  Shareholder’s obligation to sell the Subject Shares and to take the other actions required to be taken by Shareholder at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Shareholder, in whole or in part):

(a) Accuracy of Representations.  The representations and warranties of Parent contained in Article IV shall have been true and correct in all material respects as of the date hereof and shall be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date (or, to the extent given as of a specific date, as of such date).

(b) Parent’s Performance.  All of the covenants and obligations that Parent is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered individually and in the aggregate), shall have been duly performed and complied with in all material respects.

(c) Certificate.  Shareholder shall have received a certificate from an authorized officer of Parent certifying that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Governmental Approvals. Shareholder shall have obtained the consents set forth on Exhibit 3.3.

6.4 Frustration of Closing Conditions.  Parent and Shareholder may not rely on the failure of any condition set forth in Sections 6.1, 6.2, or 6.3, as the case may be, if such failure was caused by such party’s failure to comply with any provision of this Agreement.

Annex B - 16

Article VII.
Termination

7.1 Termination.  This Agreement may be terminated and cease to have any force or effect at any time prior to the Closing:

(a) automatically upon the valid termination of the Merger Agreement in accordance with its terms;

(b) by the written agreement of Parent and Shareholder;

(c) by Parent, (i) if any of Shareholder’s representations and warranties contained in this Agreement shall have been inaccurate such that the condition to closing described in Section 6.2(a) would not be satisfied, or (ii) if any of Shareholder’s covenants contained in this Agreement shall have been breached such that the condition to closing described in Section 6.2(b) would not be satisfied; provided, however, that with respect to inaccuracies in Shareholder’s representations and warranties or breaches of a covenant by Shareholder that are curable by Shareholder, Parent may only terminate this Agreement under this Section 7.1(c) if Shareholder fails to cure such curable inaccuracy or breach within ten (10) business days after receiving written notice from Parent of such curable inaccuracy or breach;

(d) by Shareholder, (i) if any of Parent’s representations and warranties contained in this Agreement shall have been inaccurate such that the condition to closing described in Section 6.3(a) would not be satisfied, or (ii) if any of Parent’s covenants contained in this Agreement shall have been breached such that the condition to closing described in Section 6.3(b) would not be satisfied; provided, however, that with respect to inaccuracies in Parent’s representations and warranties or breaches of a covenant by Parent that are curable by Parent, Shareholder may only terminate this Agreement under this Section 7.1(d) if Parent fails to cure such curable inaccuracy or breach within ten (10) business days after receiving written notice from Shareholder of such curable inaccuracy or breach;

(e) by either Parent or Shareholder, if there shall be any Legal Requirement enacted or applicable that makes consummation of the transactions contemplated hereby illegal, or if any Order by any Governmental Authority of competent jurisdiction preventing or prohibiting consummation of the transactions contemplated hereby shall have become final and nonappealable; or

(f) by Parent if Shareholder shall have breached in any material respect the Voting Agreement.

7.2 Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void; provided, however, that this Section 7.2, Section 7.3 and Article VIII shall survive the termination of this Agreement and shall remain in full force and effect and there shall be no liability on the party of any party hereto except (i) as provided in Section 7.3 and (ii) nothing shall relieve any party from liability for fraud or willful breach of this Agreement.

Annex B - 17

7.3 Termination Fees.

(a) If this Agreement is terminated pursuant to Section 7.1(a) as a result of:

(i) the valid termination of the Merger Agreement pursuant to Section 7.1(b)(iii) of the Merger Agreement, then:

(1) concurrent with such termination, Shareholder shall pay to Parent (x) $1,000,000 less (y) the amount of the Expense Reimbursement which the Company is obligated to reimburse and pay to Parent pursuant to Section 7.3(b) of the Merger Agreement (it being understood and agreed that Parent first shall submit to the Company for payment (to the extent contemplated by the Merger Agreement) any and all claims for reimbursement which it is entitled to submit for payment pursuant to such Section 7.3(b) but such submission shall in no way effect, or relieve Shareholder of, Shareholder’s obligations hereunder); and

(2) if a Takeover Proposal has been made and publicly announced before the Merger Agreement has been voted on by the shareholders of the Company, and the Company consummates a transaction pursuant to any Takeover Proposal within 12 months of the date of termination of the Merger Agreement, then, concurrent with the closing of any such transaction Shareholder shall pay or deliver to Parent (x) the Shareholder Termination Fee less (y) any amount paid to Parent pursuant to Section 7.3(a)(i)(1) above.  Any amount payable pursuant to this Section 7.3(a)(i)(2) shall be paid in addition to, and shall not be reduced by, any Company Termination Fee payable to Parent pursuant to the Merger Agreement.

(ii) the termination of the Merger Agreement pursuant to Section 7.1(d)(ii) of the Merger Agreement due to an intentional breach by the Company and, prior to any such termination, a Takeover Proposal has been made, then concurrent with the closing of the transaction relating to such Takeover Proposal, Shareholder shall pay to Parent (x) the Shareholder Termination Fee less (y) any amount paid to Parent pursuant to Section 7.3(a)(i)(1) above; provided, that such closing occurs within 12 months following the termination of the Merger Agreement; and provided, further, that any amount payable pursuant to this Section 7.3(a)(ii) shall be paid in addition to, and shall not be reduced by, any Company Termination Fee payable to Parent pursuant to the Merger Agreement; and

(iii) the termination of the Merger Agreement pursuant to Sections 7.1(c)(i) or 7.1(d)(i) of the Merger Agreement, then, concurrent with the closing of a transaction relating to any Takeover Proposal, Shareholder shall pay to Parent (x) the Shareholder Termination Fee less (y) any amount paid to Parent pursuant to Section 7.3(a)(i)(1) above; provided, that such the closing of such transaction occurs within 12 months following the termination of the Merger Agreement; and provided, further, that any amount payable pursuant to this Section 7.3(a)(iii) shall be paid in addition to, and shall not be reduced by, any Company Termination Fee payable to Parent pursuant to the Merger Agreement.

(b) Shareholder acknowledges that the agreement to pay the termination fees as set forth in this Section 7.3 is an integral part of the transactions

Annex B - 18

contemplated by this Agreement, that without such agreement Parent would not have entered into this Agreement, and that payment of such termination fees does not constitute a penalty.  If Shareholder fails to promptly pay the termination fees as required under this Section 7.3 and Parent commences a suit for payment, Shareholder shall indemnify Parent for its fees and expenses (including attorneys fees and expenses) incurred in connection with such suit and shall pay interest on the amount of the payment at a rate equal to 300 basis points above the prime rate of Citibank N.A. (or its successors or assigns) in effect on the date such termination fees were payable hereunder.

Article VIII.
General Provisions

8.1 Survival.  The representations, warranties, covenants and agreements in this Agreement (or pursuant to any certificate delivered in connection herewith) shall terminate at the Closing or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be; provided, however, that (a) the representations and warranties set in Sections 3.1 (Good Standing and Corporate Power), 3.2(a) (Authority), 3.4 (Title to Stock), 4.1 (Good Standing and Corporate Power), and 4.2(a) (Authority) shall survive the Closing indefinitely and (b) any covenant or agreement set forth in this Agreement which contemplates performance after the Closing, shall survive the Closing until fully performed in accordance with its terms.

8.2 Expenses.  Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses and fees incurred in connection with the preparation, execution and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of any representatives, whether or not the transactions contemplated hereby are consummated.

8.3 Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile (which is confirmed) or by overnight courier (providing proof of delivery) to the parties at the following addresses:

(a) if to Parent:

c/o Platinum Equity LLC
360 North Crescent Drive, South Building
Beverly Hills, CA 90210
Attention: Eva Kalawski, General Counsel
Facsimile: (310) 712-1863

with a copy to (which copy shall not constitute notice):

Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022
Attention: Luke P. Iovine III, Esq.
Facsimile: (212) 230-7649

Annex B - 19

(b) If to Shareholder to:

Comverse Technology, Inc.
810 Seventh Avenue
New York, NY 10019
Attention:  Shefali A. Shah, Esq.
Facsimile:  (212) 739-1094

with a copy to (which copy shall not constitute notice):

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attention:  David E. Zeltner, Esq.
Facsimile:  (212) 310-8007

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

8.4 Further Assurances.  The parties hereto agree to (a) furnish upon request to each other such further information, (b) execute and deliver to each other such other documents (provided that such documents do not and would not create any liability or obligation of such party) and (c) do such other acts and things, all as the other party hereto may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

8.5 Remedies Cumulative; Specific Performance.  The rights and remedies of the parties hereto shall be cumulative (and not alternative).  The parties agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event of any breach or threatened breach of any covenant, obligation or other provision of this Agreement.  It is accordingly agreed that the parties hereto shall be entitled to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach, without proof of actual damages (and each party hereto hereby waives any requirement for the securing or posting of any bond or other security in connection therewith); specific performance being in addition to any other remedy to which the parties hereto are entitled at law or in equity.

8.6 Extension of Time, Waiver, Etc.  At any time prior to the Closing, any party hereto may, subject to applicable Legal Requirements, if set forth in writing, (a) waive any

Annex B - 20

inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto or (c) waive compliance by any other party hereto with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions.  Notwithstanding the foregoing, no failure or delay by Parent or Shareholder in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

8.7 Entire Agreement and Modification.  This Agreement (including all exhibits hereto), together with the Merger Agreement and the Voting Agreement, constitutes a complete and exclusive statement of the terms of the agreement between the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements between the parties hereto with respect to the subject matter hereof and thereof.  This Agreement may not be amended except by a written agreement executed by each of the parties hereto.

8.8 Assignments, Successors, and No Third-Party Rights.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Legal Requirement or otherwise, by a party hereto without the prior written consent of the other party hereto; provided, however, that Parent may, without the prior written consent of Shareholder, assign Parent’s rights and obligations under this Agreement to the Surviving Corporation and the Surviving Corporation may assume Parent’s obligations hereunder, and any such assignment shall relieve Parent from any and all liabilities and obligations hereunder.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.8 shall be null and void.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties hereto any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.  Except as provided in Section 5.4, this Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties hereto and their successors and assigns.

8.9 Governing Law; Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to Contracts executed in and to be performed entirely within that State, except with respect to the provisions of this Agreement as to which the NJBCA is expressly applicable, which provisions shall be governed by, and construed in accordance with, the laws of the State of New Jersey.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any federal or state court located within the Borough of Manhattan of the City, County and State of New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding.  The

Annex B - 21

consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto.  The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law.

(c) Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

8.10 Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.11 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Schedule or Exhibit, such reference shall be to an Article of, a Section of, or a Schedule or Exhibit to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted assigns and successors.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Annex B - 22

8.12 Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other party hereto.  Any facsimile or portable document format copies hereof or signature hereon shall, for all purposes, be deemed originals.

[SIGNATURE PAGE FOLLOWS]

Annex B - 23

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

UTAH INTERMEDIATE HOLDING CORPORATION

By:	/s/ Eva M. Kalawski
	Name:	Eva M. Kalawski
	Title:	Vice President and Secretary

MERGER SUB:	UTAH MERGER CORPORATION

	By:	/s/ Eva M. Kalawski
		Name:	Eva M. Kalawski
		Title:	Vice President and Secretary

SHAREHOLDER:	COMVERSE TECHNOLOGY, INC.

	By:	/s/ Shefali Shah
		Name:	Shefali Shah
		Title:	SVP, General Counsel

[Signature page to Share Purchase Agreement]

Annex B - 24